Exhibit 99.1

                K-Swiss Reports Second Quarter Results


    WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--July 26, 2007--K-Swiss Inc. (NASDAQ: KSWS) today announced results for the second quarter ended June 30, 2007.

    Financial Highlights

    Net earnings and net earnings per diluted share for the second quarter of 2007 were $7,659,000, or $0.22 per diluted share, compared with $20,334,000, or $0.58 per diluted share, in the prior-year period. Net earnings and net earnings per diluted share for the six months ended June 30, 2007, were $25,656,000, or $0.72 per diluted share, compared with $45,244,000, or $1.28 per diluted share, for the prior-year period.

    For the second quarter of 2007, total worldwide revenues decreased 17.5% to $102,451,000 compared with $124,196,000 in the prior-year period. Domestic revenues decreased 33.8% to $53,664,000 in the second quarter, and international revenues increased 13.2% to $48,787,000. Total worldwide revenues for the first six months of 2007 decreased 17.9% to $225,019,000 compared with $274,180,000 in the first six months of 2006. Domestic revenues decreased 37.1% to $116,047,000 in the first half of 2007, while international revenues increased 21.5% to $108,972,000.

    Futures Orders

    Worldwide futures orders with start ship dates from July through December decreased 14.9% to $154,131,000 at June 30, 2007, compared with $181,182,000 at June 30, 2006. Domestic futures orders decreased 26.6% to $77,194,000 at June 30, 2007, from $105,233,000 the previous year. International futures orders increased 1.3% to $76,937,000 at June 30, 2007, from $75,949,000 the previous year.

    Stock Repurchase Program

    The Company purchased 5,000 shares of Class A Common Stock during the second quarter of 2007 for a total expenditure of approximately $140,000 as part of its stock repurchase program. At June 30, 2007, there remains authorization to repurchase approximately 4,061,000 shares under the Company's existing stock repurchase program. Since August 1996, K-Swiss has purchased a total of 25.3 million shares of Class A Common Stock for a total expenditure of $164.6 million.

    Earnings Guidance

    K-Swiss also issued guidance for the third quarter of 2007 and full-year 2007. The Company expects revenues for the third quarter of 2007 to be approximately $113 to $123 million and earnings per diluted share to be in the range of $0.28 to $0.38. The Company expects full-year revenues to be approximately $410 to $430 million and expects to report full-year earnings per diluted share of approximately $1.10 to $1.25.

    The Company's estimates for the third quarter of 2007 and full-year 2007 reflect a significant decline in domestic revenues; substantial investments in product development and marketing for the K-Swiss brand, including a retail strategy; continued expansion of international operations; and continued investment in the Royal Elastics brand. The estimates are based upon the following assumptions: gross margins will be approximately 46%; SG&A will not rise above $41 million for the third quarter of 2007 and $146 million for the full-year 2007; the annual tax rate will be approximately 24%; customer order cancellations will be moderate; and the Company's growth initiatives with respect to Royal Elastics will not exceed a net loss of $0.11 per share for the full year.

    Steven Nichols, Chairman of the Board and President, stated, "We continued to invest for a brighter long-term future at K-Swiss during the second quarter with new marketing and product development as well as progress in apparel and international operations. The premium positioning we have been establishing for the K-Swiss brand in tennis and now free-running have generated excitement for us, but we are still battling the weaker trends in footwear in the United States and a flattening of our largest markets in Europe. Significant investments in all four areas of our business will remain the primary emphasis for at least the next 12 months as we seek to build on this premium brand repositioning to reignite the domestic business and develop growth opportunities in new European markets."

    Investor Conference Call and Web Simulcast

    K-Swiss will conduct a conference call on its second quarter 2007 earnings release on July 26, 2007, at 11:00 a.m. ET. The number to call for this interactive teleconference is (913) 981-5584. A replay of this conference call will be available until August 2, 2007, by dialing (719) 457-0820 and entering the passcode, 4347542.

    The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K-Swiss' quarterly conference call will be available online at www.streetevents.com and www.earnings.com on July 26, 2007, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through August 2, 2007.

    K-Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K-Swiss brand. The Company also designs and manufactures footwear under the Royal Elastics brand. Royal Elastics, a wholly owned subsidiary, is the leading innovator of slip-on, laceless footwear.

    Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, industry trends, merchandise trends, including market acceptance of the Company's product offerings, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a slower worldwide economy. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended June 30, 2007, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "futures" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.


           K-Swiss Inc. Consolidated Statements of Earnings
            (In thousands, except earnings per share data)

                              Three Months Ended    Six Months Ended
                                   June 30,             June 30,
                              -------------------  -------------------
                                  (Unaudited)          (Unaudited)
                                2007      2006       2007      2006
                              --------- ---------  --------- ---------
Revenues                      $ 102,451 $ 124,196  $ 225,019 $ 274,180
Cost of goods sold               57,529    62,546    122,549   142,907
                              --------- ---------  --------- ---------
    Gross profit                 44,922    61,650    102,470   131,273
Selling, general and
 administrative expenses         36,374    34,450     73,251    68,876
                              --------- ---------  --------- ---------
    Operating profit              8,548    27,200     29,219    62,397
Interest income, net              2,363     1,863      4,574     3,164
                              --------- ---------  --------- ---------
Earnings before income taxes     10,911    29,063     33,793    65,561
Income tax expense                3,252     8,729      8,137    20,317
                              --------- ---------  --------- ---------
    Net earnings              $   7,659 $  20,334  $  25,656 $  45,244
                              ========= =========  ========= =========
Basic earnings per share      $    0.22 $    0.59  $    0.74 $    1.32
                              ========= =========  ========= =========
Diluted earnings per share    $    0.22 $    0.58  $    0.72 $    1.28
                              ========= =========  ========= =========
Weighted average number of
 shares outstanding
    Basic                        34,693    34,357     34,658    34,307
    Diluted                      35,495    35,321     35,494    35,337


                K-Swiss Inc. Condensed Balance Sheets
                            (In thousands)

                                                       June 30,
                                                 ---------------------
                                                    2007       2006
                                                 ---------- ----------
                     ASSETS                           (Unaudited)
CURRENT ASSETS
Cash and cash equivalents                        $  272,199 $  195,345
Accounts receivable, net                             56,318     83,609
Inventories                                          60,917     70,331
Prepaid expenses and other                            6,431      2,915
Deferred taxes                                        4,412      5,406
                                                 ---------- ----------
    Total current assets                            400,277    357,606
PROPERTY, PLANT AND EQUIPMENT, NET                   23,528     10,497
OTHER ASSETS
Intangible assets                                     4,700      4,700
Deferred taxes                                        3,400      3,819
Other                                                 8,127      6,344
                                                 ---------- ----------
                                                     16,227     14,863
                                                 ---------- ----------
                                                 $  440,032 $  382,966
                                                 ========== ==========

      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit                             $      --- $      ---
Trade accounts payable                               19,454     25,041
Accrued liabilities                                  38,737     26,291
                                                 ---------- ----------
    Total current liabilities                        58,191     51,332
OTHER LIABILITIES                                    11,577     11,230
STOCKHOLDERS' EQUITY                                370,264    320,404
                                                 ---------- ----------
                                                 $  440,032 $  382,966
                                                 ========== ==========

    CONTACT: K-Swiss Inc.
             George Powlick, 818-706-5100
             Chief Financial Officer